SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          CF Industries Holdings, Inc.
                      -------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 per share
                    -----------------------------------------
                         (Title of Class of Securities)

                                    125269100
                                 --------------
                                 (CUSIP Number)

                                February 25, 2009
                      ------------------------------------
                      (Date of Event Which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                         (Continued on following pages)

                              (Page 1 of 18 Pages)

-------------------                                           ------------------
CUSIP NO. 125269100                        13G                Page 2 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Capital Management, LP ("TPG-Axon Management")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               2,750,000 shares of Common Stock
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    2,750,000 shares of Common Stock
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,750,000 shares of Common Stock
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.68%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 125269100                        13G                Page 3 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners GP, LP ("PartnersGP")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               896,782 shares of Common Stock
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    896,782 shares of Common Stock
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       896,782 shares of Common Stock
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.85%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 125269100                        13G                Page 4 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon GP, LLC ("GPLLC")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               2,750,000 shares of Common Stock
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    2,750,000 shares of Common Stock
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,750,000 shares of Common Stock
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.68%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 125269100                        13G                Page 5 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners, LP ("TPG-Axon Domestic")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               896,782 shares of Common Stock
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    896,782 shares of Common Stock
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       896,782 shares of Common Stock
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.85%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 125269100                        13G                Page 6 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners (Offshore), Ltd. ("TPG-Axon Offshore")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               1,853,218 shares of Common Stock
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    1,853,218 shares of Common Stock
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,853,218 shares of Common Stock
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.83%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 125269100                        13G                Page 7 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Dinakar Singh LLC ("Singh LLC")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               2,750,000 shares of Common Stock
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    2,750,000 shares of Common Stock
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,750,000 shares of Common Stock
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.68%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 125269100                        13G                Page 8 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Dinakar Singh ("Mr. Singh")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               2,750,000 shares of Common Stock
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    2,750,000 shares of Common Stock
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,750,000 shares of Common Stock
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.68%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 125269100                        13G                Page 9 of 18 Pages
-------------------                                           ------------------

ITEM 1.

       (a)   NAME OF ISSUER: CF Industries Holdings, Inc.

       (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            4 Parkway North, Suite 400
            Deerfield, Illinois 60015

ITEM 2.

       2(a). NAME OF PERSON FILING:

       This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

       (i) TPG-Axon Capital Management, LP ("TPG-Axon Management"), a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G held by TPG-Axon Partners, LP ("TPG-Axon Domestic") and TPG-Axon Partners (Offshore), Ltd. ("TPG-Axon Offshore," and together with TPG-Axon Domestic the "Funds").

       (ii) TPG-Axon Partners GP, LP ("PartnersGP"), a Delaware limited partnership which serves as the general partner of TPG-Axon Domestic, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by TPG-Axon Domestic.

       (iii) TPG-Axon GP, LLC ("GPLLC"), a Delaware limited liability company, which serves as the general partner of TPG-Axon Management and PartnersGP, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

       (iv) TPG-Axon Domestic, a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G directly held by it.

       (v) TPG-Axon Offshore, a Cayman Islands exempted company, with respect to the Shares reported in this Schedule 13G directly held by it.

       (vi) Dinakar Singh LLC ("Singh LLC"), a Delaware limited liability company which serves as the managing member of GPLLC, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

       (vii) Dinakar Singh ("Mr. Singh"), an individual who serves as the managing member of Singh LLC, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

-------------------                                          -------------------
CUSIP NO. 125269100                        13G               Page 10 of 18 Pages
-------------------                                          -------------------

       (b)   ADDRESS OF PRINCIPAL OFFICE:

             (All, except TPG-Axon     TPG-Axon Offshore
             Offshore)

             888 Seventh Avenue        c/o Goldman Sachs (Cayman) Trust Limited
             38th Floor                PO Box 896GT, Harbour Centre, 2nd Floor
             New York, New York 10019  George Town, Grand Cayman
                                       Cayman Islands, BWI

       (c) Citizenship: Delaware (all except TPG-Axon Offshore and Mr. Singh); TPG-Axon Offshore: Cayman Islands; Mr. Singh is a United States citizen.

       (d) Title of Class of Securities: Common Stock, par value $0.01 per share (the "Shares")

       (e)   CUSIP Number: 125269100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

       (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

       (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

       (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

       (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

       (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

       (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

       (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

       (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

       (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

       (j) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

     IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX [X]

-------------------                                          -------------------
CUSIP NO. 125269100                        13G               Page 11 of 18 Pages
-------------------                                          -------------------

ITEM 4. OWNERSHIP

      TPG-Axon Management, as investment manager to TPG-Axon Domestic and TPG-Axon Offshore, has the power to direct the disposition and voting of the Shares held by TPG-Axon Domestic and TPG-Axon Offshore. PartnersGP is the general partner of TPG-Axon Domestic. GPLLC is the general partner of PartnersGP and TPG-Axon Management. Singh LLC is a Managing Member of GPLLC. Mr. Singh, an individual, is the Managing Member of Singh LLC and in such capacity may be deemed to control Singh LLC, GPLLC and TPG-Axon Management, and therefore may be deemed the beneficial owner of the securities held by TPG-Axon Domestic and TPG-Axon Offshore.

      Each of Singh LLC, GPLLC, PartnersGP and Mr. Singh disclaim beneficial ownership of all of the shares of Common Stock and options to purchase shares of Common Stock reported in this 13G.

      A.    TPG-Axon Management
            (a)   Amount beneficially owned:  2,750,000 shares of Common Stock
            (b)   Percent of class: 5.68%*
                  (*All percentages of beneficial ownership reported in this
                  Schedule 13G are based on the 48,391,584 outstanding shares of Common Stock, as reported in the Issuer's Form S-4 filed on February 23, 2009.)
            (c)   Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote:
                        0
                  (ii)  Shared power to vote or to direct the vote:
                        2,750,000 shares of Common Stock
                  (iii) Sole power to dispose or to direct the disposition of:
                        0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        2,750,000 shares of Common Stock

      B.    PartnersGP
            (a)   Amount beneficially owned: 896,782 shares of Common Stock
            (b)   Percent of class: 1.85%*
            (c)   Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote:
                        0
                  (ii)  Shared power to vote or to direct the vote:
                        896,782 shares of Common Stock
                  (iii) Sole power to dispose or to direct the disposition of:
                        0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        896,782 shares of Common Stock

-------------------                                          -------------------
CUSIP NO. 125269100                        13G               Page 12 of 18 Pages
-------------------                                          -------------------

      C.    GPLLC
            (a)   Amount beneficially owned: 2,750,000 shares of Common Stock
            (b)   Percent of class: 5.68%*
            (c)   Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote:
                        0
                  (ii)  Shared power to vote or to direct the vote:
                        2,750,000 shares of Common Stock
                  (iii) Sole power to dispose or to direct the disposition of:
                        0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        2,750,000 shares of Common Stock

      D.    TPG-Axon Domestic
            (a)   Amount beneficially owned: 896,782 shares of Common Stock
            (b)   Percent of class: 1.85%*
            (c)   Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote:
                        0
                  (ii)  Shared power to vote or to direct the vote:
                        896,782 shares of Common Stock
                  (iii) Sole power to dispose or to direct the disposition of:
                        0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        896,782 shares of Common Stock

      E.    TPG-Axon Offshore
            (a)   Amount beneficially owned: 1,853,218 shares of Common Stock
            (b)   Percent of class: 3.83%*
            (c)   Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote:
                        0
                  (ii)  Shared power to vote or to direct the vote:
                        1,853,218 shares of Common Stock
                  (iii) Sole power to dispose or to direct the disposition of:
                        0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        1,853,218 shares of Common Stock

      F.    Singh LLC
            (a)   Amount beneficially owned: 2,750,000 shares of Common Stock
            (b)   Percent of class: 5.68%*
            (c)   Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote:
                        0
                  (ii)  Shared power to vote or to direct the vote:
                        2,750,000 shares of Common Stock
                  (iii) Sole power to dispose or to direct the disposition of:
                        0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        2,750,000 shares of Common Stock

-------------------                                          -------------------
CUSIP NO. 125269100                        13G               Page 13 of 18 Pages
-------------------                                          -------------------

      G.    Mr. Singh
            (a)   Amount beneficially owned:  2,750,000 shares of Common Stock
            (b)   Percent of class: 5.68%*
            (c)   Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote:
                        0
                  (ii)  Shared power to vote or to direct the vote:
                        2,750,000 shares of Common Stock
                  (iii) Sole power to dispose or to direct the disposition of:
                        0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        2,750,000 shares of Common Stock


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].

      Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
        THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

      Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP

      Not applicable

-------------------                                          -------------------
CUSIP NO. 125269100                        13G               Page 14 of 18 Pages
-------------------                                          -------------------

ITEM 10. CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 26, 2009


                               TPG-Axon Capital Management, LP
                               By:  TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners GP, LP
                               By: TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon GP, LLC


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President

-------------------                                          -------------------
CUSIP NO. 125269100                        13G               Page 15 of 18 Pages
-------------------                                          -------------------


                               TPG-Axon Partners, LP
                               By:  TPG-Axon Partners GP, LP, general partner
                               By:  TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners (Offshore), Ltd.


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Director


                               Dinakar Singh LLC


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Managing Member


                               /s/  Dinakar Singh
                               ---------------------------
                                    Dinakar Singh

-------------------                                          -------------------
CUSIP NO. 125269100                        13G               Page 16 of 18 Pages
-------------------                                          -------------------


                                LIST OF EXHIBITS
                                 TO SCHEDULE 13G

                                                                            Page
                                                                            ----

1. Agreement to Make Joint Filing .........................................  17

-------------------                                          -------------------
CUSIP NO. 125269100                        13G               Page 17 of 18 Pages
-------------------                                          -------------------


                                    EXHIBIT 1

                         AGREEMENT TO MAKE JOINT FILING



         Each of the undersigned acknowledges and agrees that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.


Dated:  February 26, 2009


                               TPG-Axon Capital Management, LP
                               By:  TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners GP, LP
                               By: TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon GP, LLC


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President

-------------------                                          -------------------
CUSIP NO. 125269100                        13G               Page 18 of 18 Pages
-------------------                                          -------------------

                               TPG-Axon Partners, LP
                               By:  TPG-Axon Partners GP, LP, general partner
                               By:  TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners (Offshore), Ltd.


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Director


                               Dinakar Singh LLC


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Managing Member


                               /s/  Dinakar Singh
                               ---------------------------
                                    Dinakar Singh